Exhibit 10.11.4

AMENDMENT NO. 3

to the

INTERCONNECTION AGREEMENT

between

VERIZON NEW YORK INC.

and

PAETEC COMMUNICATIONS, INC.

This Amendment No. 3 (this “Amendment”) is made this 15th day of August 2001 (the “Effective Date”) by and between Verizon New York Inc., a New York corporation (“VERIZON”), and PaeTec Communications, Inc., a Delaware corporation (“PaeTec”). (VERIZON and PaeTec may be hereinafter referred to, each individually, as a “Party” and, collectively, as the “Parties”).

WITNESSETH:

WHEREAS, VERIZON and PaeTec are Parties to an Interconnection Agreement under Sections 251 and 252 of the Telecommunications Act of 1996 dated November 24, 1998 (the “Interconnection Agreement”); and

WHEREAS, VERIZON and PaeTec wish to exchange certain traffic over Two-Way Interconnection Trunks;

NOW, THEREFORE, in consideration of the promises and mutual agreements set forth herein, the Parties agree to amend the Interconnection Agreement as follows:

1. Amendment to Interconnection Agreement. Effective as of the date first set forth above, the Interconnection Agreement is amended hereby as follows:

a) Two-Way Interconnection Trunks. Notwithstanding anything set forth in the Interconnection Agreement, the Parties shall configure separate One-Way Interconnection Trunks for the delivery of traffic from PaeTec to VERIZON, and for the delivery of traffic from VERIZON to PaeTec, respectively; provided, however, that in lieu thereof, upon receipt of PaeTec’s written request, VERIZON shall provide Two-Way Interconnection Trunks for the exchange of traffic between the networks of VERIZON and PaeTec pursuant, and subject, to the rates, terms and conditions specified in the NYPSC No. 914, as amended from time to time, and the additional terms and conditions set forth below:

(1) Prior to requesting any Two-Way Interconnection Trunks from VERIZON, PaeTec shall meet with VERIZON to conduct a joint planning meeting (“Joint Planning Meeting”). At that Joint Planning Meeting, each Party shall provide to the other Party originating CCS information, and the Parties shall mutually agree on the appropriate initial number of Two-Way Meet Point A (high usage) and Meet Point B (final)Interconnection Trunks and the interface specifications at the Point of Interconnection (“POI”). At the Joint Planning Meeting, the Parties shall also mutually agree on the conversion process and project intervals for requests to convert existing Meet Point A and Meet Point B One-Way Interconnection Trunks to Meet Point A and Meet Point B Two-Way Interconnection Trunks.

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(2) Two-Way Interconnection Trunks shall be from a VERIZON End Office or Tandem to a mutually agreed upon POI.

(3) On a semi-annual basis, PaeTec shall submit a good faith forecast to VERIZON of the number of Meet Point A and Meet Point B Two-Way Interconnection Trunks that PaeTec anticipates that the Parties will require from VERIZON during the ensuing two (2) year period. PaeTec’s trunk forecasts shall conform to the VERIZON CLEC trunk forecasting guidelines as in effect at that time.

(4) The Parties shall meet (telephonically or in person) from time to time, as needed, to review data on Meet Point A and Meet Point B Two-Way Interconnection Trunks to determine the need for new trunk groups and to plan any necessary changes in the number of Two-Way Interconnection Trunks.

(5) Two-Way Interconnection Trunks shall have SS7 Common Channel Signaling. The Parties agree to utilize B8ZS and Extended Super Frame (ESF) DS1 facilities, where available.

(6) With respect to Meet Point A Two-Way Interconnection Trunks, both Parties shall use an economic CCS equal to five (5).

(7) Meet Point B Two-Way Interconnection Trunk groups that connect to a VERIZON access Tandem shall be engineered using a design blocking objective of Neal- Wilkenson B.005 during the average time consistent busy hour; Meet Point B Two-Way Interconnection Trunk groups that connect to a VERIZON local Tandem shall be engineered using a design blocking objective of Neal Wilkenson B.01 during the average time consistent busy hour. VERIZON and PaeTec shall engineer Two-Way Interconnection Trunks using national standards.

(8) PaeTec shall determine and order the number of Two-Way Interconnection Trunks that are required to meet the applicable design blocking objective for all traffic carried on each Two-Way Interconnection Trunk group. PaeTec shall order Two-Way Interconnection Trunks by submitting ASRs to VERIZON setting forth the number of Two-Way Interconnection Trunks to be installed and the requested installation dates within VERIZON’S

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effective standard intervals or negotiated intervals, as appropriate. PaeTec shall complete ASRs in accordance with Ordering and Billing Forum Guidelines as in effect from time to time. VERIZON may monitor Two-Way Interconnection Groups using service results for the applicable design blocking objective. If VERIZON observes blocking in excess of the applicable design objective on any final Two-Way Interconnection Trunk group and PaeTec has not notified VERIZON that it has corrected such blocking, VERIZON may submit to PaeTec a Trunk Group Service Request directing PaeTec to remedy the blocking. Upon receipt of a Trunk Group Service Request, PaeTec will complete an ASR to augment the Two-Way Interconnection Group with excessive blocking and submit the ASR to VERIZON within five (5) business days.

(9) In the event the traffic volume between a VERIZON End Office and the PaeTec POI, which is carried by a Meet Point B Interconnection Trunk group, exceeds the CCS busy hour equivalent of one (1) DS-1 at any time or 200,000 combined minutes of use for a single month, PaeTec shall promptly submit an ASR to VERIZON to establish a new Meet Point A Two-Way Interconnection Trunks between that VERIZON End Office and the PaeTec POI.

(10) [INTENTIONALLY LEFT BLANK]

(11) The Parties will review all Meet Point B Two-Way Interconnection Trunk groups that reach a utilization level of seventy (70%) percent of the engineered capacity or greater to determine whether those groups should be augmented. PaeTec will promptly augment all Meet Point B Two-Way Interconnection Trunk groups that reach a utilization level of eighty percent (80%) of the engineered capacity by submitting ASRs for additional trunks sufficient to attain a utilization level of approximately seventy percent (70%) of the engineered capacity, unless the Parties agree that additional trunking is not required. For each Meet Point B Two- Way Interconnection Trunk group with a utilization level of less than sixty percent (60%) of the engineered capacity, PaeTec will promptly submit ASRs to disconnect a sufficient number of Interconnection Trunks to attain a utilization level of approximately sixty percent (60%) of the engineered capacity for each respective group, unless the Parties agree that the Interconnection Trunks should not be disconnected. In the event PaeTec fails to submit an ASR for Two-Way Interconnection Trunks in conformance with this section, VERIZON may bill PaeTec for the excess Interconnection Trunks at the applicable rates set forth in Exhibit A.

(12) The performance standard on Meet Point B Two-Way Interconnection Trunks shall be that no such Interconnection Trunk group will exceed its design blocking objective (B.005 or B.01, as applicable) for three (3) consecutive calendar traffic study months.

(13) Because VERIZON will not be in control of the timing and sizing of the Two-Way Interconnection Trunks between its network and PaeTec’s network, VERIZON’S performance on these Two-Way Interconnection Trunk groups shall be excluded from any performance measurements and remedies, except for unexcused missed installation appointments.

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(14) Upon three (3) months prior written notice and with the mutual agreement of the Parties, either Party may withdraw its traffic from a Two-Way Interconnection Trunk group and install One-Way Interconnection Trunks to the other Party’s POI.

(15) Both Parties shall use either a DS-1 or DS-3 interface at the POI for Two-Way Interconnection Trunks. Upon mutual agreement, the Parties may use other types of interfaces, such as STS-1 or OC-n, at the POI, when and where available. When Two-Way Interconnection Trunks are provisioned using a DS-3 interface facility, PaeTec shall order the multiplexed DS-3 facilities to the VERIZON Central Office that is designated in the NECA 4 Tariff as an Intermediate Hub location, unless otherwise agreed to in writing by VERIZON. The specific NECA 4 Intermediate Hub location to be used for Two-Way Interconnection Trunks shall be in the appropriate Tandem subtending area based on the LERG. In the event the appropriate DS 3 Intermediate Hub is not used in the ordering process, then PaeTec shall pay 100% of the facility charges

(16) Notwithstanding any other provision of the Interconnection Agreement or this Amendment, Two-Way Interconnection Trunks shall only carry Local Traffic, IntraLATA Toll Traffic and Internet Traffic.

(17) If PaeTec materially breaches a material term of this Section l(a), and has not remedied such breach within thirty (30) days of written notice thereof, VERIZON may cease provisioning Two-Way Interconnection Trunks under this Amendment.

(18) Except as set forth in the next sentence or otherwise agreed in writing by the Parties, the total number of Meet Point B Two-Way Interconnection Trunks between PaeTec’s network and a VERIZON Tandem will be limited to a maximum of 240 trunks. The total number of Meet Point B Two-Way Interconnection Trunks between PaeTec’s’s network and a VERIZON Tandem described in Attachment A of this Amendment shall be limited to a maximum of 672 trunks, unless otherwise mutually agreed to in writing by the parties. In the event that the volume of traffic between PaeTec’s network and a VERIZON Tandem exceeds, or reasonably can be anticipated to exceed, the capacity of the maximum permitted number of Meet Point B Two-Way Interconnection Trunks, PaeTec shall promptly submit an ASR to VERIZON to establish new or additional Meet Point A Trunks to insure that the volume of traffic between PaeTec’s network and the VERIZON Tandem does not exceed the capacity of the maximum permitted number of Meet Point B Two-Way Interconnection Trunks.

(19) PaeTec will route its traffic to VERIZON over the Meet Point A and Meet Point B Two-Way Interconnection Trunks in accordance with SR-TAP192, including but not limited to those industry standards requiring that a call from PaeTec to a VERIZON End Office will first be routed to the Meet Point A Interconnection Trunk group between PaeTec and the VERIZON End Office.

(20) When the Parties implement Two-Way Interconnection Trunks, the Parties will work cooperatively to calculate a Proportionate Percentage of Use or “PPU” factor, where the numerator is the total number of minutes of traffic carried from PaeTec to VERIZON on all Two-Way Interconnection Trunks and the denominator is the total number of minutes of

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traffic carried over such Two-Way Interconnection Trunks. PaeTec will pay a percentage of Verizon’s monthly recurring charges for the facility on which the Two-Way Interconnection Trunks ride equal to PaeTec’s percentage of use of the facility as shown by the PPU. The PPU shall not be applied to calculate the charges for any portion of the facility that is on PaeTec’s side of the PaeTec’s-IP, which charges shall be solely the financial responsibility of the PaeTec. Non-recurring charges for the facility on which the Two-Way Interconnection Trunks ride shall be apportioned as follows: (a) for the portion of the Trunks on Verizon’s side of the PaeTec-IP, the non-recurring charges shall be divided equally between the Parties; and, (b) for the portion of the Trunks on PaeTec’s side of the PaeTec-IP, PaeTec shall be solely responsible for the nonrecurring charges. Notwithstanding the foregoing provisions of this Section 20, if PaeTec fails to provide geographic IPs in accordance with the Interconnection Agreement, PaeTec will be responsible for one hundred percent (100%) of all recurring and non-recurring charges associated with Two-Way Interconnection Trunk groups until PaeTec establishes such IPs. During the first calendar quarter (and any partial quarter) after Two-Way Interconnection Trunks are initially established, PPU will be fifty percent (50%). In each quarter thereafter, the Parties may recalculate the PPU using actual traffic usage for the preceding three month period. When One-Way Interconnection Trunks are converted to Two-Way Interconnection Trunks, PaeTec will pay fifty percent (50%) of the non-recurring charges.

2. Conflict between this Amendment and the Interconnection Agreement. This Amendment shall be deemed to revise the terms and provisions of the Interconnection Agreement to the extent necessary to give effect to the terms and provisions of this Amendment. In the event of a conflict between the terms and provisions of this Amendment and the terms and provisions of the Interconnection Agreement, this Amendment shall govern, provided, however, that the fact that a term or provision appears in this Amendment but not in the Interconnection Agreement, or in the Interconnection Agreement but not in this Amendment, shall not be interpreted as, or deemed grounds for finding, a conflict for purposes of this Section 2.

3. Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed and delivered shall be an original and all of which together shall constitute one and the same instrument.

4. Captions. The Parties acknowledge that the captions in this Amendment have been inserted solely for convenience of reference and in no way define or limit the scope or substance of any term or provision of this Amendment.

5. Scope of Amendment. This Amendment shall amend, modify and revise the Interconnection Agreement only to the extent set forth expressly in Section 1 of this Amendment, and, except to the extent set forth in Section 1 of this Amendment, the terms and provisions of the Interconnection Agreement shall remain in full force and effect after the date first set forth above.

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IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized representatives as of the date first set forth above.

PAETEC COMMUNICATIONS, INC.		VERIZON NEW YORK INC.

By:	/s/ Richard E. Ottalagana	By:	/s/ Jeffrey A. Masoner
Printed:	Richard E. Ottalagana	Printed:	Jeffrey A. Masoner
Title:	Executive Vice President	Title:	Vice President - Interconnection Services, Policy and Planning

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ATTACHMENT A

VERIZON Tandems for which the total number of Meet Point B Two-Way Interconnection Trunks between PaeTec’s network and the VERIZON Tandem shall be limited to a maximum of 672 trunks:

Verizon Tandems listed in the Telcordia Local Exchange Routing Guide that are located in the Bell Atlantic Service Area in LATA 132, 133, 134, 136, 138 and 140. As used in this Attachment A, “Bell Atlantic Service Area” shall have the meaning stated in Appendix D, “Market-Opening Conditions,” of In re Application of GTE Corporation, Transferor, and Bell Atlantic Corporation, Transferee, For Consent to Transfer Control of Domestic and International Sections 214 and 310 Authorizations and Application to Transfer Control of a Submarine Cable Landing License, FCC 00-221, CC Docket No. 98-184,15 FCC Red 14032 (6/16/00) (Merger Order).

(Note: Notwithstanding any other provision of this Amendment, if this Amendment is adopted, in whole or in part, by PaeTec or another telecommunications carrier pursuant to Paragraph 31 or Paragraph 32 of Appendix D of the Merger Order or other provision of applicable law or government regulation or order, for use in any portion of the GTE Service Area, the total number of Meet Point B Two-Way Interconnection Trunks between PaeTec’s network and a VERIZON Tandem located in the GTE Service Area shall be limited to a maximum of 240 trunks. As used in this Attachment A, “GTE Service Area” shall have the meaning stated in Appendix D of the Merger Order.)

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